EXHIBIT 99.1

       EMBREX REPORTS FULL-YEAR AND FOURTH-QUARTER 2005 FINANCIAL RESULTS

     RESEARCH TRIANGLE PARK, N.C., March 8 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) today announced financial results for the full year and the fourth quarter ended December 31, 2005.

     Highlights

     - Fourth-quarter 2005 total revenues up 10%, or $1.2 million, over the same period in 2004
     - Fourth-quarter 2005 net income lower due to tax adjustments made in fourth-quarter 2004
     - Total revenues for 2005 increased 8%, or $3.9 million, over 2004 to $52.6 million
     - Recurring device revenues for 2005 increased from $44.3 million to $47.9 million, up 8% over 2004
     -  66% of 2005 device revenue increase generated from non-U.S. customers
     - Inovocox(TM) in ovo coccidiosis vaccine application submitted to USDA in December 2005

                             Financial Summary Table
                                  Embrex, Inc.
                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                              Three Months           Twelve Months
                           Ended December 31,     Ended December 31,
                          --------------------    -------------------
                            2005        2004        2005       2004
                          --------    --------    --------   --------
                              (unaudited)
Revenues                  $ 13,483    $ 12,269    $ 52,592   $ 48,717
Cost of revenues             5,723       5,405      22,334     20,147
Gross profit                 7,760       6,864      30,258     28,570
Operating expenses           7,587       7,343      26,688     24,396
Other income                   126         170         433        317
Income (loss) before
 income taxes                  299        (309)      4,003      4,491
Income tax expense
 (benefit)                    (132)       (935)      1,056      1,178
Net income                $    431    $    626    $  2,947   $  3,313
Net income per share of
 Common Stock:
   Basic                  $   0.05    $   0.08    $   0.37   $   0.42
   Diluted                $   0.05    $   0.08    $   0.35   $   0.40
No. of shares used in
 per share calculation:
   Basic                     8,106       7,911       8,007      7,954
   Diluted                   8,471       8,220       8,353      8,343

     Results for Fourth Quarter 2005

     For the quarter ended December 31, 2005, consolidated revenues were $13.5 million, a 10% increase compared to consolidated revenues of $12.3 million for the fourth quarter of 2004.

     Product sales increased to $1.0 million in the fourth-quarter 2005, compared to $0.5 million for the same period in 2004. Fourth-quarter 2005 device lease fees, a component of device revenues, generated $1.1 million more revenue than fourth-quarter 2004. These recurring fees generally contribute more than 90% to device revenues. Device sales decreased $0.5 million in the fourth-quarter 2005 compared to the fourth-quarter 2004. Device sales are another component of device revenues and are sporadic in nature. Device revenues totaled $12.2 million for the fourth quarter of 2005 compared to $11.7 million for the same period in 2004, representing a 5% increase year over year.

     Fourth-quarter 2005 gross profit was $7.8 million, up $0.9 million, a 13% increase compared to the same period a year ago. Gross margin increased to 58% from 56% for the same period in 2004 as a result of the change in regional mix and product mix, which includes higher product sales, additional recurring device lease fees, particularly in Latin America, lower device sales and higher material costs.

     Operating expenses were up 3%, or $0.2 million, over fourth quarter 2004 to $7.6 million for the same period in 2005. The increase was primarily due to higher expenses in Sales and Marketing, which were partially offset by decreases in G&A expenses.

     G&A expenses were $3.3 million for the fourth quarter of 2005, down $0.2 million compared to the same period of 2004. The decrease in G&A expenses from 2004 was primarily due to lower legal and accounting fees, to support internal controls for Sarbanes-Oxley compliance.

     Fourth quarter Sales & Marketing operating expenses increased $0.4 million to $1.3 million from 2004 to 2005. The increase is due primarily to expansion in Latin American operations, pre-launch activities for Inovocox(TM) vaccine, and continued support of existing products.

     R&D expenses increased $0.1 million primarily due to increased salary-related expenses to support start-up of Embrex Poultry Health.

     Fourth-quarter 2005 income tax benefit totaled $0.1 million, compared to the tax benefit of $0.9 million for the same period in 2004. The tax benefit decreased year over year primarily due to an adjustment made in fourth-quarter 2004 for amended income tax returns.

     Consolidated net income for the fourth quarter 2005 was $0.4 million, a $0.2 million decrease in comparison to the same period the prior year. Diluted earnings per share were $0.05 for the fourth quarter 2005 versus $0.08 for the same period in 2004. The decrease in net income is primarily attributable to the lower tax benefit received in 2005, which occurred as a result of adjustments made in fourth-quarter 2004 for amended tax returns.

     Results of Full-Year 2005

     Consolidated revenues in 2005 totaled $52.6 million, an increase of 8% over 2004 revenues of $48.7 million. Device revenues totaled $48.7 million for 2005, up 6% over 2004 revenues of $46.2 million. Most of the device revenue increase was attributable to an 8%, or $3.6 million, increase in recurring device lease fees. This was due to expansion in the Inovoject(R) system customer base, as well as new Egg Remover(R) system installations. Other revenue increased 31% from $0.5 million in 2004 to $0.7 million in 2005. A $1.1 million increase in product sales from Bursaplex(R) sales also contributed to the increase in consolidated revenues.

     Consolidated gross profit for 2005 was $30.3 million, a 6% increase over gross profit of $28.6 million for the same period in 2004. Consolidated gross margin in 2005 was 58% versus 59% in 2004.

     Consolidated operating expenses were $26.7 million for 2005 versus $24.4 million for 2004. G&A expenses were $11.5 million in 2005, up 5% from $11.0 million in 2004. The increase in G&A expenses from 2004 to 2005 was principally due to higher expenses related to our expansion in Brazil, restricted stock expense, patent-related legal fees, and accounting fees for internal controls in compliance with the Sarbanes-Oxley Act.

     Sales and Marketing expenses increased $1.6 million, from $2.9 million in 2004 to $4.5 million in 2005. This increase was due to additional marketing personnel to assist with expansion in Latin American operations, pre-launch activities of Inovocox(TM) vaccine and ongoing support of existing products. Additionally, sales and marketing expenses that were previously allocated to cost of revenues in 2004 have been retained in sales and marketing expenses in 2005 because certain sales and marketing expenses are now related to the support rather than the sale of the Company's products.

     Research and development expenses were $10.7 million in 2005, a $0.2 million increase from $10.5 million in 2004. The increase in R&D expense from 2004 to 2005 is primarily due to increased staff-related expenses related to start-up of Embrex Poultry Health, in addition to Gender Sort development work. Most Gender Sort expenses occurred in the first half of 2005 before active work efforts on the project were suspended at the beginning of the third-quarter 2005.

     Other Income for 2005 increased $0.1 million over 2004 to $0.4 million, due to interest income received from higher interest rates on cash held in non-U.S. regions, as well as foreign currency translation gains.

     Embrex's net income was $2.9 million for 2005, down 11% in comparison to net income of $3.3 million in 2004. Diluted net income per common share was $0.35 for 2005 based on 8.4 million average shares outstanding, compared to diluted net income per common share of $0.40 based on 8.3 million average shares outstanding for 2004.

     The effective tax rate for both 2004 and 2005 was 26%. Income taxes totaled $1.1 million in 2005, a $0.1 million decrease in comparison to 2004 income taxes of $1.2 million. The decrease in income tax expense over 2004 was due to lower 2005 pre-tax income.

     Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.

     EBITDA increased to $10.5 million in 2005, up $0.1 million from $10.4 million in 2004. This increase is mainly due to growth in capital expenditures to support business growth, which increased depreciation expenses year over year.

     At December 31, 2005, the Company's cash and cash equivalents balances totaled $2.0 million compared to $4.5 million and $9.6 million at December 31, 2004 and 2003, respectively. During 2005, approximately $11 million of cash flow was generated by operating activities. Of this, nearly $3 million was generated by net income, $7.2 million in cash flows from operations was related to depreciation and amortization, including restricted stock amortization, and the balance was primarily as a result of changes in working capital. Cash from operations was invested in nearly $15 million of capital expenditures, of which $10 million or approximately 70% was used to acquire revenue generating devices, such as Inovoject(R) and Egg Remover(R) systems. Approximately $1.4 million of cash was provided from the issuance of Common Stock related to the exercise of stock options and purchases under the Employee Stock Purchase Plan. Repayments of long-term debt used to fund most of the Inovocox manufacturing facility consumed $0.4 million. Consequently, the Company consumed $2.6 million of cash during 2005. Cash consumption during 2004 amounted to $5.7 million, and was $3.1 million higher than 2005 due primarily to $3.5 million of share repurchases that did not occur in 2005.

     "Continued international growth played an important role in enabling us to meet our 2005 revenue target of $52.5 million or greater. Growth has been especially strong in Latin America where revenues are up by 76% over last year, led by Brazil, and in Asia, which is up by 40% year-over-year as that region continues to recover from avian influenza. Likewise, our U.S. business continued to grow despite being mature and under some competitive pressure. I am proud that our performance enabled us to meet our revenue target despite considerable challenges within the domestic and global poultry industries," said Randall L. Marcuson, President and Chief Executive Officer.

     "We believe we are well positioned for 2006 and look forward to updating you on how our Inovocox(TM) in ovo coccidiosis application progresses at the USDA. As targeted, we submitted the complete registration dossier with the U.S. Department of Agriculture in December 2005 and now await their review. However, we believe the real unknown factor to watch in 2006 is avian influenza and the impact it will have on the global poultry industry. Much will depend upon how well avian influenza is managed around the world and consumer response to the threat," said Marcuson.

     In other business, on March 6, 2006 the Embrex Board of Directors approved the renewal of Embrex's Shareholder Rights Plan, which is designed to protect shareholders' long-term value and provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Embrex. The renewed plan updates and replaces the Company's current Shareholder Rights Plan that expires March 21, 2006, and is not being adopted in response to any specific effort to acquire control of Embrex.

     Embrex's management, led by Mr. Marcuson, will discuss fourth-quarter and full-year 2005 financial results in a conference call on March 9 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 5576902. The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET March 9 to midnight ET March 23, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 5576902. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

     About Embrex

     Embrex(R), Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com.

     The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States and elsewhere, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, such as Newplex(TM), and the ability of Embrex's contract manufacturers to support such products. Additional risks include the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including Inovocox(TM), the availability of adequate supplies, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

     Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

     CONTACT:  Ellen T. Corliss
               Vice President, Investor Relations
               & Corporate Communications
               (919) 314-2561

     Please see Embrex's Form 10-K filed with the SEC for detailed GAAP financial statements.

                      Consolidated Statement of Operations
                     (In thousands except per share amounts)

                              Three Months           Twelve Months
                           Ended December 31,      Ended December 31,
                          --------------------    -------------------
                            2005        2004        2005       2004
                          --------    --------    --------   --------
                             (unaudited)
Revenues
  Device revenues         $ 12,232    $ 11,660    $ 48,741   $ 46,157
  Product sales              1,023         481       3,167      2,037
  Other revenue                228         128         684        523
Total revenues              13,483      12,269      52,592     48,717
Cost of device revenues
 and product sales           5,723       5,405      22,334     20,147
Gross profit                 7,760       6,864      30,258     28,570
Operating expenses:
  General &
   administrative            3,278       3,498      11,487     10,983
  Sales & marketing          1,294         893       4,509      2,939
  Research & development     3,015       2,952      10,692     10,474
Total operating expenses     7,587       7,343      26,688     24,396
Operating income (loss)        173        (479)      3,570      4,174
Other income (expense)
  Interest income               55          23         163         87
  Interest expense              (1)         (3)        (29)       (29)
  Other income (expense)        72         150         299        259
Total other income
 (expense)                     126         170         433        317
Income (loss) before
 income tax expense            299        (309)      4,003      4,491
Income tax expense
 (benefit)                    (132)       (935)      1,056      1,178
Net income                $    431    $    626    $  2,947   $  3,313
Net income per share of
 Common Stock:
   Basic                  $   0.05    $   0.08    $   0.37   $   0.42
   Diluted                $   0.05    $   0.08    $   0.35   $   0.40
No. of shares used in
 per share calculation:
   Basic                     8,106       7,911       8,007      7,954
   Diluted                   8,471       8,220       8,353      8,343
EBITDA                    $  2,039    $  1,282    $ 10,496   $ 10,399

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                              Three Months           Twelve Months
                           Ended December 31,      Ended December 31,
                          --------------------    -------------------
                            2005        2004        2005       2004
                          --------    --------    --------   --------
                             (unaudited)              (unaudited)
Net income                $    431    $    626    $  2,947   $  3,313
Add back:
Depreciation and
 amortization                1,739       1,588       6,463      5,879
Interest expense                 1           3          29         29
Income tax expense
 (benefit)                    (132)       (935)      1,056      1,178
EBITDA                    $  2,039    $  1,282    $ 10,496   $ 10,399

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                             December 31,   December 31,
                                                 2005          2004
                                             ------------   ------------
ASSETS
  Current assets                             $     17,329   $     19,507
  Non-current assets                               50,145         43,073
Total assets                                 $     67,474   $     62,580

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                        $      6,883   $      7,040
  Non-current liabilities                           8,144          8,518
  Shareholders' equity                             52,447         47,022
Total liabilities and shareholders' equity   $     67,474   $     62,580

                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)

                                                      Twelve Months Ended
                                                         December 31,
                                                   -----------------------
                                                      2005          2004
                                                   -----------    --------
Net cash provided by operating activities             $ 11,000    $  9,606
Net cash used in investing activities                  (14,613)    (13,923)
Net cash provided by (used in) financing activities        966      (1,361)
Change in cash and cash equivalents                     (2,647)     (5,678)
Currency translation adjustments                           153         518
Cash and cash equivalents at beginning of period         4,469       9,629
Cash and cash equivalents at end of period            $  1,975    $  4,469

SOURCE  Embrex, Inc.
    -0-                             03/08/2006
     /CONTACT: Ellen T. Corliss, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.embrex.com /